Exhibit 10.5

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (“Employment Contract”) made as of the Effective Date (as defined below) between KEVIN AUSTIN, a Georgia resident (hereinafter referred to as “Employee”) and TRX, Inc., a Georgia corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company has agreed to acquire the assets of Hi-Mark, LLC, a Delaware limited liability company (“Hi-Mark”) pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated December 7, 2006, by and among the Company; Hi-Mark; Hi-Mark Travel Systems, Inc., a Georgia corporation; Integrated Profitmark Corporation, LLC, a Delaware limited liability company; Employee; Diane Austin, a Georgia resident; and Charles Bradsher, a Georgia resident (the “Transaction”); and

WHEREAS, the parties intend that the Transaction will formally close on a date (the “Effective Date”) that is later than December 7, 2006; and

WHEREAS, the Employee indirectly owns a majority interest in Hi-Mark and will thus benefit from the Transaction; and

WHEREAS, if (and only if) the Transaction formally closes, the Company desires to employ Employee, and Employee desires to be employed by the Company, beginning on the Effective Date; and

WHEREAS, Employee’s employment by the Company following the closing of the Transaction is an integral and essential aspect of the Transaction, without which the Company would not have agreed to the Transaction; and

WHEREAS, the parties intend to supersede all prior correspondence, letters, and negotiations between them regarding the terms of Employee’s employment with the Company with the terms set forth herein;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment of Employee. The Company hereby employs Employee for a period of three (3) years commencing on the Effective Date of this Employment Contract (the “Initial Term”), unless earlier terminated pursuant to Section 6 herein. Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his full time and efforts to his duties under this Employment Contract and to perform such duties diligently and efficiently and in accordance with the directions of the Company. The Initial Term and any Renewal Terms (as defined in Section 6(f)) shall be collectively referred to as the “Term” of this Employment Contract.

2.	Duties and Responsibilities. Employee shall be employed as Executive Vice President for the Company. Employee shall initially report to the Chief Executive Officer of the Company. As Executive Vice President, Employee shall have primary responsibility and authority for managing data consolidation and reporting for the Company’s Hi-Mark offering (the “Unit”) for suppliers, travel management companies, health care management companies and corporations.

During the Term of this Employment Contract, Employee shall be responsible for preparing and submitting to the Company at least ninety (90) days prior to the end of the Company’s calendar year an annual budget and business plan for the operation of the Unit for the upcoming calendar year. Said annual budget and business plan either shall be approved as submitted, or reasonably modified, revised, or amended by the Company and delivered to Employee as the annual budget and business plan for the Company during the applicable calendar year. Employee agrees that he will manage the business of the Unit in material conformity with the annual budget or business plan of the Company or the Unit, as approved by the Company.

3.	Compensation and Benefits.

(a)	Base Salary. Employee’s annual salary during the Term of this Employment Contract shall be $250,000 (the “Base Salary”). The Base Salary shall be paid by the Company monthly in arrears or in accordance with the Company’s regular payroll practice, and shall be subject to all withholdings and deductions required by law or authorized by Employee. The Base Salary may be increased (but not decreased) from time to time during the Term in accordance with the Company’s policies and procedures for reviewing, establishing and increasing the base compensation of the Company’s senior executives.

(b)	Annual Discretionary Bonus. Upon completion of each calendar year during the Term, Employee shall be eligible for an annual discretionary bonus in the range of 0% to 50% of Employee’s Base Salary. The Company shall determine the amount of Employee’s annual discretionary bonus, if any, based on both the performance of the Company and the performance of Employee. Notwithstanding the foregoing, during the Initial Term of this Employment Contract, the discretionary bonus shall not be less than $50,000 per year (the “Guaranteed Amount”).

(c)	Employee Benefits. During the Term, (i) the Employee shall be entitled to participate in all incentive, savings, stock option and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and (ii) the Employee and/or the Employee’s family as the case may be, shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Company, including medical, prescription, dental, disability, salary continuance, employee life, group life, accident death and travel accident insurance plans and programs, to the extent applicable generally to other senior executives of the Company. The terms, conditions and eligibility requirements of the employee benefits provided to Employee shall be governed by the employee benefit plans maintained by the Company, and such plans may be amended or modified from time to time.

(d)	Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year; provided, however, that if this Employment Contract is not in effect for any full calendar year, Employee shall have only a pro rata portion of such paid vacation during that calendar year.

(e)	Car allowance. Employee shall receive a monthly automobile allowance in the amount of $1,000 per month.

(f)	Cell phone allowance. Employee shall receive a monthly cellular telephone allowance in the amount of $150 per month.

(g)	Stock Options. In connection with obtaining the approval of the Transaction by the Company’s Board of Directors, the Company shall obtain the approval of its Board of Directors (and the members of the Omnibus Plan Committee) for the grant to the Employee of non-qualified options to purchase 100,000 shares of the Company’s common stock (the “Options”), with such option grant to be effective as of the Effective Date. The Options shall have an exercise price per share equal to the Fair Market Value (as defined in the TRX, Inc. Omnibus Incentive Plan) on the date of grant, and shall become exercisable as to 33 1/3 percent of the shares subject to the Option on each of the first three anniversaries of the date of grant. In the event of a termination of Employee’s employment by the Company without Good Cause pursuant to Section 6(c) below, or by the Employee for Good Reason pursuant to Section 6(d) below, all of the Options shall be immediately exercisable. Except as otherwise provided herein, the Options shall in all respects be governed by the TRX, Inc. Omnibus Incentive Plan or any successor plan thereto.

4.	Personnel Policies. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time.

5.	Business Expenses. Employee shall be reimbursed monthly by the Company for ordinary, necessary and reasonable expenses incurred by him in the performance of his duties for the Company, provided that Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

6.	Termination and Renewal.

(a)

Termination Due to Death or Discharge for Good Cause. This Employment Contract shall terminate immediately upon the death of Employee or upon the discharge of Employee for “Good Cause”. For the purposes of this Employment Contract, “Good Cause” means (i) any act of fraud or material dishonesty (whether or not in connection with the Company’s Business as hereinafter defined); (ii) any material misrepresentation by Employee or Hi-Mark relating to the Transaction; (iii) competing with the Business of the Company either directly or indirectly; (iv) the material breach of any provision of this Employment Contract by Employee, if such breach is not cured by the Employee within fifteen (15) business days after the Company’s written notice to Employee of such breach; (v) failure to comply with the lawful and reasonable directives of the Company, if such breach is not cured by the Employee within fifteen (15) business days after the Company’s written notice to Employee of such breach; (vi) breach of the Employee’s fiduciary duty of loyalty to the Company; or (vii) material breach by Employee or Hi-Mark of its covenants or obligations under the Asset Purchase Agreement or the Non-Competition Agreement entered into in connection with the Transaction which is not cured pursuant to the terms of the applicable instrument. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter, and Employee shall not be entitled to any further bonus payments.

(b)	Termination Due to Disability. This Employment Contract shall terminate immediately upon written notice to Employee if Employee shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition as documented by a licensed medical doctor, with or without reasonable accommodation, for a continuous period of three (3) consecutive calendar months. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter, and Employee shall not be entitled to any further bonus payments.

(c)	Termination by Company Without Cause. If the Company terminates Employee’s employment, other than for death, disability, or Good Cause, Employee shall continue to receive his Base Salary for the remainder of the Initial Term (or, if applicable, the then-current Renewal Term, as defined below). If the Company terminates Employee’s employment pursuant to this subsection during the Initial Term, Employee shall further be entitled to bonus payments equal to the Guaranteed Amount for each year remaining in the Initial Term.

(d)

Termination by Employee for Good Reason. If Employee terminates his employment with the Company for Good Reason, Employee shall continue to receive his Base Salary for the remainder of the Initial Term (or, if applicable, the then-current Renewal Term, as defined below). If the Employee terminates his employment for Good Reason during the Initial Term, Employee shall further be entitled to bonus payments equal to the Guaranteed Amount for each year remaining in the Initial Term. Employee agrees not to terminate his employment for Good Reason unless (i) Employee has given the Company at least 30 days’ prior written notice of his intent to terminate this employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (ii) the Company has not remedied such facts and circumstances constituting Good Reason within such 30 day period. For purposes of this Employment Contract, “Good Reason” means (1) any failure by the Company to comply with its obligations under section 3 hereof; (2)

any material breach by the Company of this Agreement, the Asset Purchase Agreement or any other agreement between Employee and the Company; (3) relocation of Employee’s place of employment more than 75 miles from the Company’s present headquarters; or (4) a significant and material reduction, made without the Employee’s consent, in Employee’s position, authority, duties or responsibilities as contemplated in section 2 hereof; provided, however, that such reduction as described in subsection (d)(4) shall constitute Good Reason only if Employee has, prior to such reduction, consistently performed his duties and responsibilities at a performance and quality level (including, but not limited to, in terms of productivity, business results, teamwork with other senior management, and cooperation with the Company’s business strategies) reasonably expected of an Executive Vice President of the Company.

(e)	Termination by the Employee Without Good Reason. If Employee terminates his employment, other than for Good Reason and in compliance with the requirements of section 6(d) above, Employee shall be entitled only to receive his Base Salary through the date of termination, and shall not be entitled to receive any other bonus or other compensation. In addition, unless Employee has provided the Company with at least six (6) months prior notice of his intent to terminate his employment, Employee shall be liable to the Company for any injury or damages incurred by the Company attributable to Employee’s failure to work through the remainder of the Term.

(f)	Renewal. At the end of the Initial Term, this Employment Contract shall automatically renew for successive one-year terms (each, a “Renewal Term”), unless either party notifies the other party of its or his intention not to renew this Employment Contract at least sixty (60) calendar days before the expiration of the Initial Term or the then-current Renewal Term, as applicable. If either party provides timely notice of intention not to renew, this Employment Contract shall terminate at the end of the then-current Initial Term or Renewal Term.

(g)	409A Compliance. The parties intend that this Employment Contract shall be compliant with the requirements of Section 409A of the Internal Revenue Code. In furtherance of such intent, the parties agree that all severance amounts payable to Employee pursuant to Sections 6(c) or 6(d) above shall be paid to Employee in a lump sum on the date that is six (6) months after the date of termination. In addition, the parties agree to amend this Employment Contract to comply with further regulatory guidance that may in the future be issued by the Internal Revenue Service.

7.	Restrictive Covenants.

(a)	Covenants to Prior Employers. Upon execution of this Employment Contract, Employee hereby represents that he is not a party to, subject to or otherwise covered by any agreement or understanding (written or oral) with a prior employer other than Hi-Mark, LLC that would restrict or in any manner limit the performance of his duties under this Employment Contract. Employee acknowledges that he has been instructed by the Company not to reveal or use any trade secret information from any former employer or reveal or use confidential information in violation of any agreement with any former employer.

(b)	Acknowledgment of Damage Resulting From Employee’s Competition with the Company. Employee understands and acknowledges that the Company and its related entities are engaged in the business of providing transaction processing services and technology products and services relating to the travel industry, as well as data consolidation, analysis, management and reporting services relating to the healthcare industry (the “Business”), and that because of his position with the Company, he has or will obtain (i) intimate knowledge of the Business and including, but not limited to, knowledge of “Confidential Information” (as hereinafter defined), and (ii) knowledge of and relationships with the customers and suppliers used in connection with the Business of the Company and its related entities. Employee agrees and acknowledges that such knowledge, access, and relationships are such that if Employee were to violate the restrictive covenants set forth in this Section 7, the Company or its related entities would likely suffer harm, and the benefits that the parties bargained for under this Employment Contract would likely be severely and irreparably damaged. Further, Employee acknowledges and agrees that the covenants in this Section 7 were a fundamental element of the transactions contemplated by this Employment Contract and that the Company would not have been willing to enter into this Employment Agreement in the absence of this Section 7. Employee agrees that the covenants contained in this Section 7 are reasonable and necessary to protect the confidentiality of the Trade Secrets and other “Confidential Information” concerning the Company acquired by Employee. For purposes of this Employment Contract, “Trade Secret” shall be as defined by the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760, et seq., or other applicable state law. The provisions of this section shall be interpreted so as to protect those Trade Secrets and “Confidential Information,” and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by Employee under this Employment Contract, and not to unreasonably limit Employee’s ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Employment Contract. Employee also understands and agrees that the Company can reasonably amend the definition of the Business or the scope of the Business at any time upon written notice to Employee. For purposes of this Employment Contract, the term “Restricted Territory” shall mean the United States of America, the United Kingdom and Germany, which the parties acknowledge and agree is a reasonable and necessary geographic limitation due to the nature of the Business and the services provided by Employee.

(c)

Covenant Not to Compete with the Company. Employee agrees that, during the term of his employment under this Employment Contract and for a period of two (2) years following the termination of his employment under this Employment Contract for whatever reason, with or without “Good Cause” or otherwise, Employee shall not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the termination of this Employment Contract, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the termination of this Employment Contract, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company or its related entities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under active investigation by the Company or its related entities at the termination of this Employment Contract, except that Employee may own not more than three percent (3%) of the capital stock of any company whose stock is publicly traded on a stock exchange, even if such company is in the Business, provided that such investment is completely passive in nature.

(d)	Nonsolicitation of Customers. During Employee’s employment with the Company, Employee shall not, directly or indirectly, without the Company’s prior written consent, contact or solicit any Restricted Customer (as hereinafter defined) for business purposes that conflict with the Business of the Company or its related entities. For a period of two (2) years following termination of Employee’s employment with the Company, Employee shall not, directly or indirectly, (i) contact, solicit, divert or take away any Restricted Customer (as hereinafter defined) for purposes of, or with respect to, selling a product or service which competes with the Business, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Restricted Customer for purposes of, or which directly or indirectly results in, making a sale of a product or service which competes with the Business. For purposes of this Employment Contract, the term “Restricted Customer” shall mean and refer to any customer or actively sought prospective customer of the Company or its related entities with which Employee has had material contact during the last twelve (12) months preceding the termination of Employee’s employment.

(e)	Nonsolicitation of Employees. Employee shall not, at any time during his employment and for two (2) years after the termination of his employment, directly or indirectly, solicit, hire, retain, employ, or endeavor to entice away from the Company or its related entities any person who is or has been an employee of the Company or its related entities during Employee’s employment during the last six (6) months preceding the termination of Employee’s employment.

(f)

Confidentiality. Employee hereby acknowledges and agrees that during the Term of this Employment Contract, Employee will have access to Trade Secrets and “Confidential Information” of the Company or its related entities. Except as required by the pursuit of Employee’s duties for the Company or as specifically authorized in writing by the Company, Employee agrees that Employee shall not disclose or use, directly or indirectly, during Employee’s employment or at any time thereafter, any Trade Secrets Employee obtains during the course of Employee’s employment. Employee also recognizes that the services performed by Employee hereunder are special, unique and extraordinary and that, by reason of Employee’s employment with the Company, Employee will receive, develop, or otherwise acquire “Confidential Information” (as hereinafter defined). Except as required by the pursuit of Employee’s duties with the Company or as it is authorized in writing by the Company, Employee agrees that Employee shall not disclose or use, directly or indirectly, any Confidential Information related to the Business during Employee’s employment and for a period of two (2) years following the termination of Employee’s employment for whatever reason. The term “Confidential Information” shall mean and include any information, data and know-how relating to the Business of the Company or its related entities that is disclosed to Employee by the Company or known to Employee as a result of Employee’s relationship with the Company, but shall not include information that (i) becomes generally available to the public, other than as a result of disclosure by Employee or the breach by Employee of his obligations under this Employment Contract or any other agreement between the Company and Employee; (ii) becomes available to Employee on a non-confidential basis from a source which lawfully obtained such information and is not bound by a confidentiality agreement with the Company or any of its affiliates; or (iii) is required by law to be disclosed, in which case the Employee shall promptly notify the Company in writing. To the extent consistent with the foregoing, “Confidential Information” includes administrative procedures, product development and technical data, sales and marketing information, customer account records, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or customers, employees and affairs of the Company or its related entities.

(g)	Severability. In the event any or all of the covenants of this Section 7 are deemed to be overly broad, the parties hereto agree that the covenants shall be enforced to the extent that they are not overly broad.

(h)	Acknowledgement of Other Covenants. Employee acknowledges that, in connection with the Transaction, he has executed a Non-Competition Agreement containing covenants that may overlap in some respects with the covenants contained herein. Employee acknowledges that the parties intend for the covenants in both this Employment Contract and in the Non-Competition Agreement to be fully applicable and enforceable. Neither this Employment Contract nor the Non-Competition Agreement shall be deemed to impair or supersede the other.

(i)	Acknowledgement of Other Agreements. The Company acknowledges that, in connection with the Transaction and the employment of Employee, the Company has entered into obligations set forth more particularly in the Asset Purchase Agreement. In the event of a material breach of the Company’s obligations to Seller under the Asset Purchase Agreement or under this Employment Contract, which is not cured pursuant to the terms of the applicable instrument, the Employee’s obligations under Sections 7(c), (d) and (e) shall cease.

8.	Products, Notes, Records and Software. All memoranda, notes, records and other documents and computer software made or compiled by Employee or made available to him during the term of this Employment Contract concerning the Business of the Company or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of the Company or its related entities, shall be the Company’s property and shall be delivered to the Company within two (2) days of the termination of this Employment Contract.

9.	Ownership of Inventions.

(a)	Disclosure to Company. Employee agrees to disclose promptly, in writing, to the Company’s Board of Directors any patentable or unpatentable, copyrightable or uncopyrightable, idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to the Company’s Business that Employee conceives (provided the conception of such Invention is reduced to practice, whether within the Term of this Employment Contract or not), makes, develops, or works on, in whole or in part, solely or jointly with others during the term of Employee’s employment regardless of whether (i) such Invention was conceived, made, developed or worked on during Employee’s regular hours of employment or his time away from work; (ii) the Invention was made at the suggestion of the Company; or (iii) the Invention was reduced to drawing, written description, documentation, models or other tangible form.

(b)	Made For Hire Status of the Inventions. It is expressly agreed that the Inventions created by Employee hereunder shall be considered specially ordered or commissioned “works made for hire”, as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Employment Contract. To the extent that such works do not constitute “works made for hire” under the Act, Employee, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, the Company will have the right to register, in the office of the Registrar of Copyrights of the United States, the Inventions in the Company’s name as the owner and author of such Inventions. Employee shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company’s copyright and other interests in the Inventions.

(c)	Assignment to Company. Without limiting the generality or effect of any other provision of this Employment Contract, Employee agrees to assign to the Company without royalty or any other further consideration his entire right, title and interest in and to any Invention Employee is required to disclose hereunder.

(h)	Records. Employee agrees to make and maintain adequate and current written records of all Inventions covered by this Employment Contract. These records shall be and remain the property of the Company.

(i)	Patents and Proprietary Rights. Employee agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered by this Employment Contract for which the Company has or obtains any right, title or interest. Employee further agrees that his obligations under this subsection shall continue beyond the termination of the Term of this Employment Contract, but if Employee is called upon to render such assistance after the termination of the Term of this Employment Contract, Employee shall be entitled to a fair and reasonable rate of compensation for such assistance, and Employee’s assistance required hereunder shall be limited and coordinated in a manner to avoid impairing Employee’s subsequent employment with any other party. Employee, in addition, shall be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

(j)	Other Assignments or Contracts. Employee represents that there are no other contracts to assign inventions that are now in existence between Employee and any former employer or other person or entity other than Hi-Mark, LLC. Employee further represents that he is neither participating in nor has any other employment or undertaking that might restrict or impair his performance of this Employment Contract.

10.	Applicable Law. This Employment Contract is being executed in the State of Georgia and shall be construed and enforced in accordance with the laws of said jurisdiction.

11.	Waiver of Breach. The waiver by the Company of a breach of any provision of this Employment Contract by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.	Successors and Assigns. This Employment Contract shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns. This Employment Contract and benefits hereunder are personal to Employee and may not be assigned or transferred by Employee. This Agreement may be freely assigned by the Company to a purchaser of all or substantially all of the assets of the Company, a subsidiary of the Company, or a division of the Company or a subsidiary of the Company, as long as the purchaser/assignee expressly agrees in writing to assume the obligations of the Company under this Agreement.

13.	Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements regarding Employee’s employment by the Company, including, but not limited to, oral discussions, letter agreements, or any other document concerning the possibility of employment with the Company. This Employment Contract may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

14.	Survival. Sections 7, 8, 9, 10, 11 and 12 shall survive any termination of this Employment Contract.

15.	Invalidity of any Provision. It is the intention of the parties hereto that the provisions of this Employment Contract shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Employment Contract which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of the Employment Contract in order to render the same valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Contract under seal as of December 7, 2006, but to be effective as of the Effective Date defined above.

“EMPLOYEE”

/s/ Kevin Austin
Kevin Austin

“COMPANY”

/s/ Norwood H. Davis III
TRX, Inc.
By:	Norwood H. Davis III
Title:	President & CEO